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                   Analyst Contact:           Media Contact:
                   James E. Koenig            William J. Plunkett
                   (708) 572-8822             (708) 572-8898



     WMX TECHNOLOGIES ADJUSTS EXPECTATIONS,
     CITING NORTH AMERICAN RECYCLING OPERATIONS

     . Plans to reduce Waste Management paper recycling volume 15 percent due to low commodity pricing caused by supply/demand imbalance in low-grade fiber market

     . Company indicates second quarter results will be in range of $.45 to $.47 per share and expects '96 earnings to be in the range of $1.85 to $1.90 per share


     Oak Brook, Illinois, June 10, 1996 -- WMX Technologies, Inc., citing continuing weakness in prices for recyclable paper fiber and an expectation that recycling markets will not improve in the near term, today announced that its Waste Management, Inc. subsidiary was adjusting the capacity of its North American recycling operations to respond to the nation's weak recycling economy.

     WMX indicated the Waste Management plan includes:

  . Temporarily reducing the processing of paper volume representing approximately 15 percent of the paper fiber it handled in 1995 at its approximately 170 North American material recovery facilities;

  . Reducing the processing of certain low-grade paper fiber which has poor short-term market potential or cannot be handled profitably.

     The Company indicated that due to weakness in recyclable commodity pricing, WMX's second quarter earnings are expected to fall in the range of $.45 to $.47 per share, and the year is expected to be in the range of $1.85 to $1.90 per share.

     "Our nation has embraced recycling as a fundamental environmental ethic, and it has put into place the infrastructure necessary to collect and process recyclable materials," said Phillip B. Rooney, President and Chief Executive Officer of WMX. "We must now focus on measures that balance supply and demand to effectively sustain and strengthen the nation's recycling economy.
Unfortunately, our nation's capacity to collect and process materials, especially at the low end of the paper fiber
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market, has for the time being outpaced its appetite for products using recycled materials," Mr. Rooney said.

     "We must continue to encourage and re-emphasize a public policy that supports buy-recycled initiatives, including government procurement and purchasing programs and heightened consumer and environmental awareness. Without strong public support, demand for recyclables will continue to be weak."

     Waste Management said it continues to work on improving the efficiency of its facility network, lowering costs at material recovery facilities and focusing on the sale of more valuable fiber grades. Waste Management said its 1996 plan to process approximately 4.6 million tons of fiber had been scaled back to about 4 million tons.

     WMX said that prices for old corrugated cardboard, newsprint and mixed waste paper, after rising strongly in 1995, had returned to approximately the same levels as in early 1994. While prices for some fiber grades have increased in the last month, demand remained unchanged for low grade papers, including mixed waste papers and newsprint. WMX said that it was expecting recyclable commodity prices to remain flat for the remainder of 1996.

     "We fully intend to maintain our recycling leadership for the long term, and we view recycling as an essential core service for our customers," Mr. Rooney said. "We are taking these steps to meet today's market conditions. Our plan is to size, price and manage our recycling services to improve results and position our service network with the elasticity we will need to quickly increase our processing capacity when demand rebounds."

     WMX Technologies, Inc., based in Oak Brook, Ill., is the world's leading environmental services company. WMX through its subsidiaries provides comprehensive solid and hazardous waste services, clean water and clean energy services, and environmental technologies and engineering and consulting services in more than 32 countries.

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